EXHIBIT 10.1

[SIRVA letterhead]

September 17, 2007

Robert Tieken
[address omitted]

Dear Bob:

Congratulations! I am pleased to confirm the terms of your promotion to the position of Chief Executive Officer from acting Chief Executive Officer, reporting directly to SIRVA’s Board of Directors.

Salary Band:  Executive Band 23.

Salary: $750,000 per year, payable in bi-weekly installments, pro-rated based on effective date.  The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the “at will” status of your employment.

Annual Bonus: You will be eligible to participate in SIRVA’s Management Incentive Program, which at your position has an annualized bonus potential of 100% of base salary, pro-rated based on effective date and subject to terms of the program; provided that, for 2007, your annual bonus will not be less than $293,835.  This payment will be subject to taxes and other withholdings, which may be required.

Amended and Restated Omnibus Stock Incentive Plan:  Subject to Board approval and applicable law, you will be granted an equity award under SIRVA’s Amended and Restated Omnibus Stock Incentive Plan.  The details of the award will follow once Board approval is obtained.

Effective Date:  August 10, 2007

Executive Benefits:

Company Car Allowance:	$16,800/annually
Financial Planning:	AYCO
Executive Physical:	$1,500/annually
Relocation:	Two company-paid trips to home per month

Senior Executive Severance Program:  You will be eligible to participate in SIRVA’s new Senior Executive Severance Program.  A separate letter specifying your level of participation will follow.

Apartment Lease:  As you know, as of October 1, 2007, SIRVA will assign to you the lease and utilities for the premises located at [address omitted] under the terms of the Lease Agreement between SIRVA, Inc. and Lincoln Property Company.

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We believe you will continue to be challenged by this exciting opportunity.  SIRVA is confident that your skills and knowledge will continue to be an asset to our organization.

Sincerely,

/s/ René C. Gibson

René C. Gibson
Senior Vice President Human Resources

cc:	John Miller
Joseph Smialowski

Accepted and Agreed to this 18th day of September, 2007.

/s/ Robert Tieken
Robert Tieken